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                                                                    Exhibit 10.4


                    ________________________________________


                              STANDSTILL AGREEMENT

                          dated as of October 20, 1994

                                    between

                            AIRTOUCH COMMUNICATIONS

                                      and

                               NYNEX CORPORATION


                    ________________________________________


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                              STANDSTILL AGREEMENT

         THIS AGREEMENT is entered into and effective as of October 20, 1994, by and among AIRTOUCH COMMUNICATIONS ("ATI") and NYNEX CORPORATION ("Tomcom Parent Partner") (ATI and Tomcom Parent Partner, collectively the "Parties").

         WHEREAS, WMC Partners, L.P., a Delaware limited partnership in which ATI holds a beneficial interest ("WMC"), and Cellco Partnership, a Delaware general partnership in which Tomcom Parent Partner holds a beneficial interest ("Cellco"), have executed the Agreement of Limited Partnership of Tomcom, L.P. ("Tomcom"), of even date herewith (the "Tomcom Agreement"); and

         WHEREAS, PCS Nucleus, L.P., a Delaware limited partnership in which ATI holds a beneficial interest ("PCS Nucleus") and PCSCO Partnership, a Delaware general partnership in which Tomcom Parent Partner holds a beneficial interest ("PCSCO Partnership") have executed the Agreement of Limited Partnership of PCS Primeco, L.P. ("PCS Primeco"), of even date herewith (the "PCS Primeco Agreement"); and

         WHEREAS, the Parties desire to set forth herein certain terms regarding their relationship;


         NOW, THEREFORE, ATI and Tomcom Parent Partner agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1.1. Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections of this Agreement):

         "Affiliate" shall have the meaning specified in Rule 12b-2 under the Exchange Act, as such rule is currently in effect, and shall specifically include, with respect to Tomcom Parent Partner, Cellco and PCSCO Partnership, and with respect to ATI, WMC and PCS Nucleus.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

         "Related Agreements" shall mean the Tomcom Agreement and the PCS Primeco Agreement.

         "Rights Agreement" shall mean that certain Rights Agreement between ATI and the Bank of New York, as Rights Agent, dated as of July 22, 1993, as it may be amended from time to time, or any successor agreement.

         "SEC" shall mean the Securities and Exchange Commission or its successor.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

         "Strategic Partner" shall mean any Person (i) owning, directly or indirectly, a beneficial interest in Tomcom or PCS Primeco, provided that the foregoing shall not be deemed to include Bell Atlantic Corporation, a Delaware corporation, and its wholly owned Affiliates and successors, or (ii) owning or who is a party to an agreement with ATI obligating ATI to transfer to such Person Voting Securities (or securities convertible or exchangeable by such Person for Voting Securities) representing 10% or more of the sum of (x) the then outstanding Voting Securities and (y) Voting Securities to be transferred in connection with such agreement (or issuable upon the conversion or exchange of securities to be so purchased).

         "Transfer" shall mean, with respect to any Voting Security, a sale, exchange, transfer or other disposition, whether or not for value, of such Voting Security or any interest therein, or of any direct or indirect right or option to acquire beneficial ownership of the same.





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         "Voting Securities" shall mean any securities of ATI (unless the context specifically contemplates another issuer) having the ordinary power to vote, in the absence of contingencies, in the election of directors of ATI.


                                   ARTICLE II
                             STANDSTILL PROVISIONS

         2.1. Standstill Provisions. (a) Tomcom Parent Partner covenants to and agrees with ATI that, except as it may be specifically permitted by this Agreement or the Related Agreements or unless it is specifically invited in writing to do so by ATI, it will not, and will cause each of its Affiliates not to, directly or indirectly:

               (i) in any way acquire or agree to acquire beneficial ownership of any securities or any direct or indirect rights or options to acquire beneficial ownership of any securities of ATI;

               (ii) make any public announcement with respect to, or submit to ATI or any of its directors, officers, representatives, employees, attorneys, advisers, agents or Affiliates (whether publicly or otherwise) any proposal for, the acquisition of Voting Securities with respect to any merger, consolidation or business combination involving ATI or its Affiliates or for or with respect to any purchase of a substantial portion of the assets of ATI or its Affiliates, whether or not any parties other than Tomcom Parent Partner and its Affiliates are involved and whether or not such proposal might require the making of a public announcement by ATI;


               (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, as such Regulation is currently in effect);

               (iv) propose any matter for submission to a vote of shareholders of ATI;

               (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities of ATI;

               (vi) grant any proxy with respect to any Voting Securities to any Person not approved by ATI;

               (vii) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities or other agreement having similar effect;

               (viii) take any action which would be reasonably likely to require ATI to make a public announcement regarding any of the matters specified in this Section 2.1(a)(i)-(xii); or

               (ix) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or any discussions designed to advise, assist or encourage any third party in connection with any of the foregoing;

               (x) disclose publicly any intention, plan or arrangement inconsistent with the foregoing;

               (xi) request ATI (or any of its officers, directors, representatives, employees, attorneys, advisors, agents or Affiliates) to waive, amend or modify any provisions of Section 5.1(a)(i)-(xii); or

               (xii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ATI.





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         (b)  Notwithstanding any provision of this Section 2.1 to the contrary, in the event that (i) ATI and any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) enter into an agreement pursuant to which (A) such Person or group would acquire a majority (calculated by voting power) of the then outstanding Voting Securities of ATI or the right to appoint a majority of the directors of ATI, or (B) a majority (calculated by voting power) of the then outstanding Voting Securities of ATI is to be acquired by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) in a merger, consolidation, or other business combination (any such event being an "Acquisition Proposal"), (ii) a bona fide tender or exchange offer by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than ATI or any wholly-owned Affiliate thereof) which would result, if consummated in accordance with its terms, in the beneficial ownership by such Person or group of in excess of 50% (calculated by voting power) of the then outstanding Voting Securities is approved or recommended by the Board of Directors of ATI, (iii) in connection with the matters discussed in clause (i) or (ii), or a tender or exchange offer for greater than 40% of the outstanding Voting Securities which the Board of Directors of ATI has not approved or recommended, the Board of Directors of ATI has terminated or amended (or agreed to terminate or amend) the Rights Agreement or has redeemed (or agreed to redeem) the Rights issued thereunder, and such action has permitted or will have permitted the consummation of such Acquisition Proposal or offer, or a final, non-appealable court order has declared the Rights Agreement invalid or otherwise required the redemption of the Rights issued thereunder or (iv) ATI and any Person enter into an agreement providing for a transaction or series of related transactions that results in the transfer, sale or other disposition by ATI of assets (A) that represent more than 80% of the total fair market value of its assets on a proportionate basis immediately prior to such disposition, (B) that generated more than 80% of its total operating revenues on a proportionate basis in the preceding fiscal year and (C) that generated more than 80% of its total net income from operations on a proportionate basis during the preceding fiscal year (excepting any such transaction or series of related transactions in which a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in assets) of a like kind or nature), this Section 2.1 shall not prohibit Tomcom Parent Partner (unless acting in concert with such Person) from making either a competing Acquisition Proposal or a tender or exchange offer pursuant to which Tomcom Parent Partner or its Affiliates would acquire at least the same percentage (calculated by voting power) of ATI's then outstanding Voting Securities as would be acquired in such non-Tomcom Parent Partner Acquisition Proposal or such non-Tomcom Parent Partner tender or exchange offer (a "Tomcom Parent Partner Response"). Tomcom Parent Partner agrees that any Tomcom Parent Partner Response (including amendments thereto) will provide for consideration that is no less favorable to ATI's shareholders than that being offered pursuant to such non-Tomcom Parent Partner Acquisition Proposal or such non-Tomcom Parent Partner tender or exchange offer (taking into account the form of consideration and the number of shares to be acquired pursuant to such Tomcom Parent Partner Response). In the event that the transactions contemplated by clauses (i), (ii), (iii) or (iv) shall have been terminated or abandoned after the Tomcom Parent Partner Response, Tomcom Parent Partner shall have the ability, subject to the requirements of the preceding sentence, to amend or modify its response, and to consummate the transaction contemplated by the Tomcom Parent Partner Response or such amendment or modification, so long as Tomcom Parent Partner shall not have terminated or abandoned their initial response other than as a result of such amendment or modification. In the event that the transactions contemplated by clauses (i), (ii), (iii) or (iv) shall have been terminated or abandoned prior to the Tomcom Parent Partner Response, or, if not so terminated or abandoned, in the event thereafter that such transactions and those contemplated by such Tomcom Parent Partner Response shall have been terminated or abandoned, all of the restrictions contained in this Section 2.1 shall again be applicable.

         (c) Until the second anniversary of the earlier of (x) the dissolution of Tomcom and (y) the cessation of any direct or indirect beneficial interest in each (but not just in one) of Tomcom or PCS Primeco by Tomcom Parent Partner, neither Tomcom Parent Partner nor its Affiliates may (i) act in concert with any Strategic Partner with respect to any of the activities set forth in this Section 2.1 or (ii) transfer any Voting Securities of ATI to any Strategic Partner.


                                  ARTICLE III
                               TERM OF AGREEMENT





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         3.1.  Term of Agreement.  The term of this Agreement shall be until the earlier of (a) the second anniversary of (i) the later of (A) dissolution of Tomcom and (B) dissolution of PCS Primeco, or (ii) the cessation of any direct or indirect beneficial interest in each (but not just in one) of Tomcom or PCS Primeco by Tomcom Parent Partner, and (b) October 20, 2001.

         Upon the expiration of the term of this Agreement, all further obligations of the parties hereunder shall terminate, except that (i) the agreement set forth in Section 2.1(c) shall survive indefinitely and (ii) nothing herein shall relieve any party from liability for any breach hereof.


                                   ARTICLE IV
                                 MISCELLANEOUS

         4.1. Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

         4.2. Specific Enforcement. The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

         4.3. Entire Agreement; Amendments. Except to the extent that other agreements are specifically referred to herein, this Agreement between ATI and Tomcom Parent Partner contains the entire understanding of the Parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither ATI nor Tomcom Parent Partner make any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may be amended only by an agreement in writing executed by the Parties hereto. The Parties hereto may amend this Agreement without notice to or the consent of any third party.

         4.4. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:



         If to ATI:       AirTouch Communications
                          425 Market Street
                          San Francisco, CA 94105
                          Telecopier:  (415) 658-2298
                          Attention:  Margaret G. Gill, Esq.
                                       Senior Vice President, Legal and
                                       External Affairs

         With a copy to:  Pillsbury Madison & Sutro
                          235 Montgomery Street
                          San Francisco, CA 94104
                          Telecopier:  (415) 983-1200
                          Attention:  Nathaniel M. Cartmell III

         If to Tomcom
         Parent Partner:  NYNEX Corporation
                          4 West Red Oak Lane
                          White Plains, New York 10604
                          Telecopier:  (914) 644-7966
                          Attention:  Senior Vice President and
                                       General Counsel






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Any party hereto may from time to time change its address for notices under this Section 4.4 by giving at least 10 days' notice of such changed address to the other party hereto.

         4.5. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         4.6. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

         4.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. The parties hereto may amend this Agreement without notice to or the consent of any third party. Tomcom Parent Partner shall not transfer any direct or indirect interest in Tomcom or PCS Primeco (other than to a Wholly Owned Subsidiary) unless the transferee shall have agreed in writing to become bound by the terms of this Agreement (with all references to Tomcom Parent Partner instead referring to such transferee). No Party shall be permitted to assign this Agreement; provided, however, that ATI may assign its rights and delegate its obligations under this Agreement to any corporation which becomes the owner of all of the outstanding Voting Securities in connection with any reincorporation of ATI and which agrees in writing to become bound by the terms of this Agreement, and thereafter all references to ATI hereunder shall become references to such assignee.

         4.8. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

         4.9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

         4.10. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

         4.11. Arbitration. The parties agree to submit their disputes to arbitration.

         4.12. Possible Reincorporation of ATI. ATI is considering reincorporating in the State of Delaware. Such reincorporation may be effected by a merger in which ATI would become a wholly owned subsidiary of a Delaware corporation ("ATI Delaware") and the shareholders of ATI would become stockholders of ATI Delaware. Effective upon any such reincorporation, ATI would assign its rights and delegate its obligations under this Agreement to ATI Delaware as provided in Section 4.7 hereof. Tomcom Parent Partner agrees that any such reincorporation shall not constitute a Change of Control as such term is defined herein.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.


                                  AIRTOUCH COMMUNICATIONS



                                  By /s/ Arun Sarin
                                     -------------------------------------
                                     Name: Arun Sarin
                                     Title: Senior Vice President,
                                            Corporate Strategy/Development


                                  NYNEX CORPORATION



                                  By /s/ Frederic V. Salerno
                                     -------------------------------------
                                     Name: Frederic V. Salerno
                                     Title: Vice Chairman





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